Exhibit 99.1

AMAG PHARMACEUTICALS ENTERS INTO DEFINITIVE MERGER AGREEMENT TO ACQUIRE

PEROSPHERE PHARMACEUTICALS

Next Generation Anticoagulant Reversal Agent, Ciraparantag, Will Add Innovative

Clinical Stage Asset to AMAG’s Hematology Portfolio

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, Mass. December 13, 2018 — AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced it has entered into a definitive agreement to acquire Perosphere Pharmaceuticals Inc., a private biopharmaceutical company. Through this acquisition, AMAG will acquire global rights to ciraparantag, a next generation anticoagulant reversal agent, further enhancing its development pipeline and leveraging AMAG’s expertise in hematology. Ciraparantag is being investigated for patients treated with novel oral anticoagulants (NOACs) or low molecular weight heparin (LMWH) when reversal of the anticoagulant effect of these products is needed for emergency surgery, urgent procedures or due to life-threatening or uncontrolled bleeding. Ciraparantag has been granted Fast Track review designation by the U.S. Food and Drug Administration (FDA) and has patent protection through 2034.

“AMAG has been searching for a novel hematology asset to complement our existing portfolio and to leverage the expertise of our high performing Feraheme® hematology team,” said William Heiden, AMAG’s president and chief executive officer. “This acquisition represents a great strategic fit and a unique opportunity to add an innovative, durable and differentiated mid-phase clinical asset to our portfolio.”

Ciraparantag is a small molecule anticoagulant reversal agent which is believed to bind to NOACs such as Xarelto®(rivaroxaban), Eliquis®(apixaban) and Savaysa®(edoxaban), as well as to Lovenox® (enoxaparin sodium injection), a low molecular weight heparin, thereby reestablishing the body’s ability to form clots. Ciraparantag is in development as a single dose, ready-to-use solution that is delivered intravenously over approximately 10 minutes. NOAC therapy represents the fastest-growing segment of the anticoagulant market in the U.S. There are currently approximately six million patients in the U.S. and nine million patients in certain ex-U.S. countries on NOAC and LMWH therapy.(1) A recent study found that approximately 1.5-2% of patients taking certain NOACs were at risk for serious bleeding complications each year.(2)

“The number of patients on NOACs continues to grow and hundreds of thousands of these patients will experience or be at risk (e.g., urgent surgery) of a life-threatening bleed while on therapy,” said Dr. Jack Ansell, Professor of Medicine, Hofstra Northwell School of Medicine. “These patients often present in an emergency room setting where doctors have to act quickly, sometimes with incomplete patient information and limited

(1) Perosphere sponsored commercial assessment report conducted by a third party in May 2016.

(2)  Tepper, Ping G et al. (2018) Real-world comparison of bleeding risks among non-valvular atrial fibrillation patients prescribed apixaban, dabigatran, or rivaroxaban” PLoS ONE 13(11): e0205989. https://doi.org/10.1371/journal.pone.0205989.

reliable treatment options. Therefore, if approved, I believe ciraparantag’s ability to rapidly normalize whole blood clotting time, as well as sustain this effect for up to 24 hours, will be extremely beneficial to patients, especially those in life threatening emergency situations. In addition, ciraparantag has not demonstrated any procoagulation signals, which is very reassuring given that this patient population is already at greater risk for clotting complications.”

In the Phase 2b clinical trials, ciraparantag was administered to healthy volunteers after achieving steady blood concentrations of Eliquis®, Xarelto®, Savaysa® and Lovenox®. In these studies, ciraparantag showed complete and sustained reversal of the anticoagulant effect of each drug studied by normalizing whole blood clotting time (WBCT), an important laboratory measure of clotting capacity. Subjects in these studies experienced a rapid and statistically significant (p<0.001) reduction in WBCT one hour after the administration of each of the three NOACs studied, as well as LMWH compared to placebo and the effect was sustained for 24 hours. Ciraparantag has been well tolerated in clinical trials. To date, the most common adverse events related to ciraparantag were mild sensations of coolness, warmth or tingling, skin flushing, and alterations in taste.

“Over the past few years, AMAG has broadened and deepened its in-house clinical development focus and expertise,” said Julie Krop, M.D., chief medical officer and executive vice president of development at AMAG. “We are extremely excited to add ciraparantag to our portfolio. Based on its attractive product characteristics and promising clinical data, we believe it has the potential to positively impact patient care in this rapidly growing patient population. We look forward to working with the FDA to confirm the design of our Phase 3 program, which is expected to include a Phase 3a trial in healthy volunteers followed by a Phase 3b/4 trial in patients.”

Under the terms of the agreement, at closing AMAG will pay Perosphere equityholders $50 million (subject to customary adjustments) and will assume $12 million under a term loan and up to $6.2 million of Perosphere’s other liabilities.(3)

Perosphere equityholders will be eligible to receive regulatory milestones of up to $140 million (based on a final label with no boxed warning in the U.S.), inclusive of a $40 million milestone payment upon approval by the European Medicines Agency (EMA). Perosphere equityholders are also eligible to receive commercial sales milestone payments of up to an aggregate of $225 million. The first commercial sales milestone payment of $20 million would be payable upon achieving annual net sales of $100 million

Provided certain clinical milestones are met, the Phase 3 program will be partially funded by an existing agreement with a global pharmaceutical company, which does not currently have commercialization rights to ciraparantag. In addition, as part of the Phase 3 program, AMAG plans to utilize a bedside coagulometer, currently being developed by Perosphere Technologies Inc.

The transaction is expected to close in the first quarter of 2019, subject to customary closing conditions.

The costs expected to be incurred in 2019 to advance this new pipeline asset do not change AMAG’s preliminary view of 2019 negative adjusted EBITDA of approximately $50 million, as previously disclosed on November 1, 2018. AMAG plans to issue 2019 guidance in early January.

(3)   AMAG was issued a $10 million convertible note from Perosphere as part of an exclusivity arrangement.  Proceeds to be offset from up-front consideration at closing.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the acquisition of Perosphere Pharmaceuticals.

Dial-in Number

U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 4997658

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 4997658

A telephone replay will be available from approximately 11:00 a.m. ET on December 13, 2018 through midnight on December 20, 2018. The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

About AMAG

AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

Forward-Looking Statements

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s belief that ciraparantag will increase AMAG’s leverage in the hematology space; AMAG’s belief that the acquisition represents a great strategic fit and a unique opportunity to add an innovative, durable and differentiated mid-phase clinical asset to its portfolio; statements regarding ciraparantag, including its mechanism of action, its ability to rapidly normalize whole blood clotting time and sustain that effect for up to 24 hours, the safety data to date and its’ expected benefit to patients; expectations regarding the U.S. and world-wide market size; AMAG’s expected plans regarding the development activity of ciraparantag, including the planned Phase 3/4 programs; AMAG’s beliefs that the ciraparantag is promising and that it has the potential to positively impact patients in life-threatening emergency situations; AMAG’s expectations that it will utilize a coagulometer as part its Phase 3 clinical trial; the timing and value of future milestone payments; the expected timing for the closing of the transaction; and the impact of the transaction on AMAG’s preliminary view of its 2019 adjusted EBITDA are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the possibility that the closing conditions to the proposed transaction will not be met and that the parties will be unable to consummate the proposed transaction; the risk that ciraparantag will not be approved on the expected timeline or at all, including as a result of the clinical trial design and enrollment, or as a result of any safety issues that may arise as part of such trial; the risk that, even if approved, the market for ciraparantag may be smaller than expected or AMAG may not be successful in accessing such market or otherwise realize the expected benefits of the acquisition; and those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarters ending June 30,

2018 and September 30, 2018 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. Contacts:

Investors:
Linda Lennox

908-627-3424

Media:
Sarah Connors
781-296-0722

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